Exhibit 10.3

-STRICTLY PRIVATE & CONFIDENTIAL-

Fortive Corporation 6920 Seaway Boulevard
Everett, WA 98203

February 27, 2025

Mark Okerstrom
Seattle, WA

Dear Mark,

I am delighted to formalize your offer of employment with Fortive Corporation (the
“Company”) and am confident that your background and experience will allow you to make major contributions to the Company. We look forward to welcoming you to our dynamic team. As we discussed, your position will be Senior Vice President & CFO, Fortive reporting to the President and Chief Executive Officer of Fortive.
Please allow this letter to serve as documentation of the offer extended to you.
Start Date: Your start date will be March 24, 2025.

Work Location: The work location will be the Company’s headquarters in Everett, Washington.

Base Salary: Your base salary will be paid bi-weekly starting at the annual rate of $800,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.
Incentive Compensation: We believe that all employees have an impact on the achievement of the Company’s goals. As part of your total compensation package, you are eligible to participate in the Incentive Compensation Plan (ICP) with a target bonus of 125% of your annual base salary (paying to a maximum of 200% of target), subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. You will be eligible for participation for the full 2025 performance year.

Sign-On Cash Bonus: We are pleased to provide you a non-recurring sign-on cash bonus of
$2,500,000 payable in two installments following your start date. You will receive:
1.$1,250,000 within 30 days of your employment start date; and
2.$1,250,000 paid in the next payroll following the one-year anniversary of your employment start date.
Applicable taxes will be withheld, and payment of any installment of the Signing Bonus is conditioned on i) being an active employee at the time of the applicable installment payment; and ii) your signature on the enclosed Signing Bonus Repayment Agreement.

Sign-On Equity Award: A recommendation will be made to the Compensation Committee (the
“Committee”) for approval by April 4, 2025, to grant you a one-time sign-on equity award as part of the Company’s equity compensation program (the “Sign-on Equity Award”). The target award value of this sign-on equity grant is $10,000,000.
When approved, the Sign-on Equity Award target value described above will be allocated in the form of 50% Performance Stock Units (”PSUs”), 25% stock options, 25% Restricted Stock Units
(“RSUs”) and, converted into a specific number of PSUs, stock options and RSUs based on the standard methodology used by the Company. The PSUs will vest in accordance with the performance criteria specified by the Committee and set forth in particular form of award agreement required to be signed with respect to the award. 60% of the PSUs will vest based on the Company’s relative TSR versus the S&P 500 over a three-year performance period and 40% of the PSUs based on the average of three one-year Core Revenue Growth goals (FY25, FY26 and FY27 respectively). All vested PSUs are subject to a 1-year holding period. You can earn from zero to 200% of the target number of PSUs granted based on achievement of the performance criteria. The stock options and RSUs shall vest in two equal installments on the third and fourth anniversary from grant.
The Company cannot guarantee that any PSUs, stock options, or RSUs granted to you will ultimately have any particular value or any value. The PSUs, stock options and RSUs will be solely governed by, and subject to, the terms and conditions set forth in the Company’s stock incentive plan and in the corresponding particular form of award agreement required to be signed with respect to the award.
Annual Equity Program Award: A recommendation will be made to the Committee to grant you an equity award as part of Fortive’s equity compensation program with a target award value of
$6,000,000 for approval by April 4, 2025.

When approved, the equity awards described above are expected to be granted in the form of a combination of stock options, PSUs and RSUs, as determined by the Committee. The target award value of any grant(s) is currently expected to be allocated in the form of 50% PSUs, 25% stock options and 25% RSUs, converted into a specific number of PSUs, stock options and RSUs based on the standard methodology used by the Company. The Company cannot guarantee that any PSUs, stock options, or RSUs granted to you will ultimately have any particular value or any value.
Any PSUs will vest in accordance with the performance criteria specified by the Committee and set forth in particular form of award agreement required to be signed with respect to each award. It is currently anticipated that 60% of the PSUs will vest based on the Company’s relative TSR versus the S&P 500 over a three-year performance period and 40% of the PSUs based on the average of three one-year Core Revenue Growth goals (FY25, FY26 and FY27 respectively). All vested PSUs are subject to a 1-year holding period. You can earn from zero to 200% of the target number of PSUs granted based on achievement of the performance criteria. Your PSUs will be solely governed by the terms and conditions set forth in the Company’s applicable stock incentive plan and in the form of award agreement required to be signed with respect to your PSU award.

Any stock options and RSUs will vest in accordance with the vesting schedule determined by the

Committee. For the purposes of this offer, the following vesting schedule is expected to apply: your RSUs and stock options would vest 50% on each of the third and fourth anniversaries of the grant date. The stock options and RSUs will be solely governed by the terms and conditions set forth in the Company’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award.
You will be eligible annually to participate in Fortive’s equity compensation program, subject to periodic review.
Benefits: You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k)-retirement plan beginning on your first day of employment subject to the applicable plan.

EDIP Program: You will be included in a select group of executives who participate in the
Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Initially, the Company will contribute an amount equal to 6% of your total target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date.

Paid Time Off: You will be eligible for four weeks of vacation each year.
Other Compensation Elements: You will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling and personal use of the corporate aircraft up to $50,000 annually. In addition, you will be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof. Finally, you will be eligible to participate in Fortive’s Severance and Change-in-Control Plan for Officers in accordance with the terms thereof (a copy is attached for your reference).
Stock Ownership Guidelines: As a Senior Vice President and Executive Officer, you will be subject to Fortive’s Stock Ownership guidelines (a summary of which is attached) which generally require you to own Company stock with a value of three times your base salary.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.
Form I-9: The Company complies with the Immigration Reform and Control Act of 1986, which requires all new employees to provide documentation of their legal right to work in the United States. To complete the hiring process, you will be required to complete the I-9 form on your first day of employment.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of applicable pre-employment screening and your signature on the following documents:
•Offer Letter
•Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained) and Summary of Your Rights Under the FCRA as provided by our third-party vendor, Mintz Group
•Criminal History Questionnaire
•Certification of Fortive Corporation Code of Conduct
•Certification of Compliance of Obligations to Prior Employers
•Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein
•Directors and Officers Questionnaire
•Repayment agreement
•Aircraft Timesharing Agreement
In addition, this offer is made with your acknowledgement that, upon your execution of this offer, Fortive will rely on your acceptance of this offer to announce your appointment publicly by March 7, 2025.
You may confirm your acceptance of this offer by signing this letter and all attached documents as indicated through DocuSign (this will be done when you accept the role). Please feel free to keep a copy of the signed documents for your records. We will contact you upon confirmation that you have successfully met pre-employment requirements.

Thank you for accepting our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you.

If there is anything we can do, please do not hesitate to contact me at 202-738-3623. Sincerely
/s/ Stacey Walker

Stacey Walker

SVP of Human Resources

Acknowledgement

Please acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning this to Fortive Corporation along with the above- referenced signed documents no later than Friday, February 28, 2025.

/s/ Mark Okerstrom

Date: 2/27/2025